Exhibit 10.3

SCHEDULE C

CONFIDENTIALITY AND

ASSIGNMENT OF INVENTIONS AGREEMENT

XBIOTECH INC.

PRIVATE AND CONFIDENTIAL	As of March 22, 2005

John Simard

2960 Alamont Creek

West Vancouver, BC

Dear Mr. Simard:

The purpose of this letter is to confirm and record the terms of the agreement (the “Agreement”) between you and XBiotech Inc. (“XBiotech”) concerning the terms on which you will (i) receive from and disclose to XBiotech proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; and (iii) assign to XBiotech all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by you over the course of your work during your employment with XBiotech. The effective date (“Effective Date”) of this Agreement is the date that you start or started working at XBiotech, as indicated in the employment agreement between you and XBiotech dated as of the date of this Agreement.

In consideration of the offer of employment by XBiotech and the payment by XBiotech to you of the sum of CDN$1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and XBiotech hereby agree as follows:

1.	INTERPRETATION

1.1 Definitions. In this Agreement:

(a)	“Confidential Information”, subject to the exemptions set out in Section 2.8, shall mean any non-public information relating to XBiotech’s Business (as hereinafter defined), whether or not conceived, originated, discovered, or developed in whole or in part by you, and which, without limiting the generality of the foregoing, shall include;

(i)	scientific strategies, concepts, designs, inventions, know-how, information, material, formulas, processes, devices, programs, methods and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(ii)	financial, personnel, operations, clinical, regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence;

(iii)	all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, research, safety and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(iv)	unique combinations of separate items that are not generally known and items provided or disclosed to XBiotech by third parties subject to restrictions on use or disclosure; and

(v)	all information relating to the businesses of competitors of XBiotech including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies that is not generally known.

(b)	“Inventions” will mean any and all inventions, discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, technology, know-how, all documents, memoranda, notes or other writings prepared by you and all other intellectual property, whether or not patentable and whether or not reduced to practice, as well as all applications, registrations and related foreign applications filed and registrations granted thereon.

(c)	“Work Product” will mean any and all Inventions relating to XBiotech’s Business resulting from any work performed by you for XBiotech that you may have invented or co-invented or may invent or co-invent during your involvement in any capacity with XBiotech, except those Inventions invented by you entirely on your own time that do not relate to XBiotech’s Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained directly or indirectly by you from or through your involvement in any capacity with XBiotech.

(d)	“XBiotech’s Business” will mean the businesses actually carried on by XBiotech, directly or indirectly, whether under an agreement with or in collaboration with, any other party including but not exclusively the discovery, development, production, marketing and sale of antibody therapeutics.

2.	CONFIDENTIALITY

2.1 Basic Obligation of Confidentiality. Except as set out in this Agreement, you will keep strictly confidential all Confidential Information and all other information belonging to XBiotech that you acquire, observe or are informed of, directly or indirectly, in connection with your involvement, in any capacity, with XBiotech.

2.2 Fiduciary Capacity. You will be and act toward XBiotech as a fiduciary in respect of the Confidential Information.

2.3 Non-disclosure. Unless XBiotech first gives you written permission to do so under Section 2.7 of this Agreement, you will not at any time, either during or after your involvement in any capacity with XBiotech;

(a)	use or copy Confidential Information or your recollections thereof;

(b)	publish or disclose Confidential Information or your recollections thereof to any person other than to employees of XBiotech who have a need to know such Confidential Information for their work for XBiotech;

(c)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement; or

(d)	permit or cause any Confidential Information to be stored off the premises of XBiotech, including permitting or causing such Information to be stored in electronic format on personal computers, except in accordance with written procedures of XBiotech, as amended from time to time in writing.

2.4 Taking Precautions. You will take all reasonable precautions necessary or prudent to prevent material in your possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties. You will not transfer any material to another person outside of XBiotech, unless a material transfer agreement has been signed by both XBiotech and the other party. You will not accept any material from another person outside of XBiotech, unless in accordance with any written procedures of XBiotech in place from time to time.

2.5 XBiotech’s Ownership of Confidential Information. As between you and XBiotech, XBiotech will own all right, title and interest in and to the Confidential Information, whether or not created or developed by you.

2.6 Return of Confidential Information. Upon the request of XBiotech, you shall promptly return to XBiotech every original and copy in whatever medium in your possession or control containing Confidential Information, including, without limitation, test results, notes of experiments, computer files, designs, devices, formulas, memoranda, drawings, plans, prototypes, samples, reports, financial statements, estimates.

2.7 Purpose of Use. You will use Confidential Information only for purposes authorized or directed by XBiotech.

2.8 Exemptions. Your obligation of confidentiality under this Agreement will not apply to any of the following:

(a)	information that is already known to you, though not due to a prior disclosure by XBiotech or by a person who obtained knowledge of the information, directly or indirectly, from XBiotech;

(b)	information disclosed to you by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the information, directly or indirectly, from XBiotech;

(c)	information that is developed by you independently of Confidential Information received from XBiotech and such independent development can be documented by you;

(d)	other particular information or material which XBiotech expressly exempts by written instrument signed by XBiotech;

(e)	information or material that is in the public domain through no fault of your own; and

(f)	information or material that you are obligated by law to disclose, to the extent of such obligation, provided that:

(i)	in the event that you are required to disclose such information or material, then, as soon as you become aware of this obligation to disclose, you will provide XBiotech with prompt written notice so that XBiotech may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(ii)	if XBiotech agrees that the disclosure is required by law, it will give you written authorization to disclose the information for the required purposes only;

(iii)	if XBiotech does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(iv)	if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, you will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

3.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

3.1 Notice of Invention. You agree to promptly and fully inform XBiotech of all your Work Product throughout the course of your involvement in any capacity with XBiotech,

whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by XBiotech for any reason whatsoever, you will immediately deliver up to XBiotech all of your Work Product. You further agree that all of your Work Product will at all times be the Confidential Information of XBiotech.

3.2 Assignment of Rights. Subject only to those exceptions set out in Exhibit A hereto, you will assign, and do hereby assign, to XBiotech or, at the option of XBiotech and upon notice from XBiotech, to XBiotech’s designee, your entire right, title and interest in and to all of your Work Product during your involvement in any capacity with XBiotech and all other rights and interests of a proprietary nature in and associated with your Work Product. To the extent that you retain or acquire legal title to any such rights and interests, you hereby declare and confirm that such legal title is and will be held by you only as trustee and agent for XBiotech. You agree that XBiotech’s rights hereunder will attach to all of your Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with XBiotech. You further agree that XBiotech’s rights hereunder are not limited to Canada but will extend to every country of the world. For greater clarity, the all of your rights in the following patent application shall be deemed Work Product and assigned by you to XBiotech:

U.S. Provisional Application Serial No. 60/704,450

“DIAGNOSIS, TREATMENT AND PREVENTION OF VASCULAR

DISORDERS USING IL-1A AUTOANTIBODIES”

Inventors: J. Simard, K. Bendtzen

3.3 Moral Rights. Without limiting the foregoing, you irrevocably waive any and all moral rights arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that you may have with respect to your Work Product, and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and you further confirm that XBiotech may use or alter any such Work Product as XBiotech sees fits in its absolute discretion.

3.4 Goodwill. You hereby agree that all goodwill you have established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of XBiotech relating to the business or affairs of XBiotech (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, will, as between you and XBiotech, be and remain the property of XBiotech exclusively, for XBiotech to use, alter, vary, adapt and exploit as XBiotech will determine in its discretion.

3.5 Assistance. You hereby agree that during your employment by XBiotech and thereafter, you will reasonably assist XBiotech, at XBiotech’s expense, with respect to signing further documents and doing such acts and other things reasonably requested by XBiotech to confirm the transfer of ownership of rights in the Work Product to XBiotech and to permit

XBiotech to obtain patents or copyrights or other similar registration rights covering the Work Product. You further agree to cooperate to the extent and in the manner requested by XBiotech in the prosecution, maintenance and defense of any such rights or any litigation or other proceeding involving any Work Product in any country of the world.

3.6 Assistance with Defence Proceedings. You further agree to reasonably assist XBiotech, at XBiotech’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

4.	GENERAL

4.1 Term and Duration of Obligation. The term of this Agreement is from the Effective Date and terminates on the date that you are no longer working at or for XBiotech. Except as otherwise agreed in a written instrument signed by XBiotech, Articles 1, 2 and 3 and Sections 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12 and 4.13 will survive the termination of this Agreement, including your obligations of confidentiality and to return Confidential Information, and will endure, with respect to each item of Confidential Information, for so long as those items fall within the definition of Confidential Information.

4.2 Binding Nature of Agreement. This Agreement is not assignable by you. You agree that this Agreement will be binding upon your heirs and estate.

4.3 No Conflicting Obligations. You represent and warrant that you will not without legal authority use or disclose to other persons at XBiotech information that (i) constitutes a trade secret of persons other than XBiotech during your employment at XBiotech, or (ii) which is confidential information owned by another person. You represent and warrant that you have no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement.

4.4 Equitable Remedies. You acknowledge and agree that a breach by you of any of your obligations under this Agreement would result in damages to XBiotech that could not be adequately compensated by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to XBiotech at law or in equity, XBiotech will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement, without having to prove damages to the court, as well as an equitable accounting of all your profits or benefits arising out of such breach. In the event XBiotech is successful in obtaining any injunction or is otherwise successful in any other action arising out of a breach of this Agreement, you will pay to XBiotech the full amount of XBiotech’s legal fees and expenses incurred by XBiotech in pursuing such action(s).

4.5 Publicity. You will not, without the prior written consent of XBiotech, make or give any public announcements, press releases or statements to the public or the press regarding XBiotech’s Business or any Confidential Information.

4.6 Severability. If any covenant or provision of this Agreement or of a section of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable covenant or provision will not affect or impair the enforceability or validity of the balance of the section or any other covenant or provision.

4.7 Time of Essence/No Waiver. Time is of the essence hereof and no waiver, delay, indulgence, or failure to act by The Company regarding any particular default or omission by you will affect or impair any of the Company’s rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time will continue to be of the essence without the necessity of specific reinstatement.

4.8 Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

4.9 Notices. All notices and other communications that are required or permitted by this Agreement must be in writing and will be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses indicated below.

If to the Company:

XBiotech Inc.

1055 West Hastings, Suite 300

Vancouver, British Columbia V6E 2E9

Attention: Chair

with a copy to:

XBiotech Inc.

c/o Farris, Vaughan, Wills & Murphy LLP

2500-700 West Georgia Street

Vancouver, B.C. V7Y1B3

Attention: Corporate Secretary

If to John Simard:

John Simard

2960 Alamont Creek

West Vancouver, BC

Any such notice will be deemed to have been received on the earlier of the date actually received, on the next business day following transmission if by facsimile transmission, or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section.

4.10 Amendment. No amendment, modification, supplement or other purported alteration of this Agreement will be binding unless it is in writing and signed by you and by the Company.

4.11 Entire Agreement. This Agreement supersedes all previous dealings, understandings, and expectations of the parties and constitutes the whole agreement with respect to the matters contemplated hereby, and there are no representations, warranties, conditions or collateral agreements between the parties with respect to such transactions except as expressly set out herein.

4.12 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

4.13 Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

Acceptance

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to the Company of the enclosed copy of this letter will create a binding agreement between us.

Thank you for your cooperation in this matter.

Yours truly,

XBIOTECH INC.

By:	/s/ R. Hector MacKay-Dunn, Q.C.
Authorized Signatory

Accepted and agreed as of the 15 day of November, 2005

/s/ Christopher Gora	/s/ John Simard
Witness Signature	Signature of John Simard

Christopher Gora
Witness Name

Attorney
Occupation

Address

EXHIBIT A

EXCEPTIONS TO SECTION 3.2

ASSIGNMENT OF RIGHTS

None if left blank